Exhibit 10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

(Cornelius H. Lansing II)

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of May 18, 2005, by and between Auxilium Pharmaceuticals, Inc. (the “Company”) and Cornelius (Neil) H. Lansing II (“Executive”).

WHEREAS, Executive and the Company previously terminated the Employee Non-Disclosure, Assignment of Developments, Non-Solicitation and Non-Competition Agreement entered into by Executive and the Company in July 2000 (the “Original Agreement”) and entered into an employment agreement dated April 21, 2004 (the “2004 Agreement”);

WHEREAS, the Company and the Executive desire to modify the terms of the 2004 Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth. This Agreement shall be effective as of May 18, 2005 (the “Effective Date”) and shall continue until June 10, 2007 unless terminated sooner in accordance with Section 2 hereof. Nothing in this Agreement shall be construed as giving Executive any right to be retained in the employ of the Company, and Executive specifically acknowledges that Executive shall be an employee-at-will of the Company, and thus subject to discharge at any time by the Company and without compensation of any nature except as provided in Section 2 below.

1.1. Duties and Responsibilities. For the period commencing on the Effective Date and ending June 10, 2005, Executive shall no longer serve as the Company’s Chief Financial Officer and Executive Vice President, Commercial Logistics but shall continue to be employed on a full-time basis and shall perform all duties and accept all responsibilities as may be reasonably assigned to Executive by the Company’s Board of Directors (the “Board”), the Chief Executive Officer of the Company or the newly hired Chief Financial Officer of the Company in order to ensure a smooth transition of responsibilities from Executive to the newly hired Chief Financial Officer. For the period commencing on June 10, 2005 and ending on June 10, 2007, Executive shall no longer be employed full-time but shall provide financial advisory services to the Company; provided, that Executive’s services on such part-time basis shall be limited to no more than 600 hours per year.

1.2. Extent of Service. For the period commencing on the Effective Date and ending June 10, 2005, Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities under Section 1.1 hereof and, consistent with the other provisions of this Agreement, to devote substantially all of Executive’s business time, attention and energy thereto; provided that for the period commencing on the Effective date and ending on June 10, 2005. For the period starting on June 10, 2005 and ending on June 10, 2007, Executive shall devote such business time, attention and energy as is consistent with Executive’s performance of Executive’s duties on a part-time basis (as described in Section 1.1). The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises or from being employed by other businesses or enterprises subject to Section 6 hereof.

1.3. Base Salary. For all the services rendered by Executive during the period commencing on the Effective Date and ending on June 10, 2005, the Company shall continue to pay Executive’s monthly base salary based on the annual rate of $212,160, payable in installments at such times as the Company customarily pays its other senior level executives. For all the services rendered by Executive during the period commencing on June 10, 2005 and ending on June 10, 2007, the Company shall pay Executive’s monthly base salary based on the annual rate of $100,000, payable in installments at such times as the Company customarily pays its other senior level executives. (“Base Salary”).

1.4. Reimbursement of Expenses. During the term of this Agreement, Executive shall be provided with reimbursement of reasonable expenses incurred at the request of the Company and related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group and determined as if Executive maintained full-time status.

1.5. Stock Options. Any options previously granted to Executive shall continue to vest through and including June 10, 2005, and any restrictions related to restricted stock granted to Executive shall continue to lapse through and including June 10, 2005. Any options that have not vested on June 10, 2005 shall lapse and expire as of the close of business on June 10, 2005.

1.6. Benefits. The Company shall provide Executive with the medical, dental and prescription drug coverage in effect as of June 10, 2005 in accordance with the terms of Section 2.1 (b) (ii) of the 2004 Agreement through June 10, 2006.

2. Termination. Either party to this Agreement may terminate it upon 30 days’ prior written notice to the other. Upon termination of this Agreement for whatever reason and by whichever party, the Company agrees that (i) it shall pay to Executive a severance amount in an amount equal to that amount of the Executive’s annual Base Salary that Executive would have received under this Agreement if the Executive were to be an employee until June 10, 2007 and (ii) in the event that the date of such termination occurs prior to June 10, 2006, Executive shall continue to receive (at no cost to Executive) the medical, dental and prescription drug coverage in effect at the date of Executive’s termination (or generally comparable coverage) for Executive and, where applicable, Executive’s spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period. To the extent that continued participation is neither permissible nor practicable, the Company shall take such actions as may be necessary to provide Executive with substantially comparable benefits (at no cost to the Executive) outside the scope of such plans, including, without limitation, reimbursing Executive for his costs in obtaining such coverage, such as COBRA premiums paid by Executive and/or his eligible dependents. The COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with the

Severance Period. In order to receive the aforementioned severance, Executive shall execute and not revoke a written release upon such termination, in a form provided by the Company, of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (the “Release”), as long as Executive complies with the terms of Sections 4, 5, 6 and 7 below.

3. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2 of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to all employees of the Company.

4. Confidentiality. Executive agrees that Executive’s services to the Company and its subsidiaries and any successors or assigns (collectively, the “Employer”) were and are of a special, unique and extraordinary character, and that Executive’s position places Executive in a position of confidence and trust with the Employer’s customers and employees. Executive also recognizes that Executive’s position with the Employer will give Executive substantial access to Confidential Information (as defined below), the disclosure of which to competitors of the Employer would cause the Employer to suffer substantial and irreparable damage. Executive recognizes, therefore, that it is in the Employer’s legitimate business interest to restrict Executive’s use of Confidential Information for any purposes other than the discharge of Executive’s employment duties at the Employer, and to limit any potential appropriation of Confidential Information by Executive for the benefit of the Employer’s competitors and to the detriment of the Employer. Accordingly, Executive agrees as follows:

Executive will not at any time, whether during or after the termination of Executive’s employment, reveal to any person or entity any of the trade secrets or confidential information of the Employer or of any third party which the Employer is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals) (“Confidential Information”), except as may be required in the ordinary course of performing Executive’s duties as an employee of the Employer, and Executive shall keep secret all matters entrusted to Executive and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Employer.

The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Executive; (ii) information received from a third party outside of the Employer that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Employer; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided Executive shall provide the Employer notice of any such required disclosure once Executive has knowledge of it and will help the Employer to the extent reasonable to obtain an appropriate protective order.

Further, Executive agrees that during Executive’s employment Executive shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Employer or concerning any of its dealings or affairs otherwise than for the benefit of the Employer. Executive further agrees that Executive shall not, after the termination of Executive’s employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Employer and that, immediately upon the termination of Executive’s employment, Executive shall deliver all of the foregoing, and all copies thereof, to the Employer, at its main office.

Executive agrees that upon the termination of Executive’s employment with the Employer, Executive will not take or retain without written authorization any documents, files or other property of the Employer, and Executive will return promptly to the Employer any such documents, files or property in Executive’s possession or custody, including any copies thereof maintained in any medium or format. Executive recognizes that all documents, files and property which Executive has received and will receive from the Employer, including but not limited to scientific research, customer lists, handbooks, memoranda, product specifications, and other materials (with the exception of documents relating to benefits to which Executive might be entitled following the termination of Executive’s employment with the Employer), are for the exclusive use of the Employer and employees who are discharging their responsibilities on behalf of the Employer, and that Executive has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of Executive’s employment with the Employer.

5. Intellectual Property.

If at any time or times during Executive’s employment Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (i) relates to the business of the Employer or any customer of or supplier to the Employer or any of the products or services being developed, manufactured or sold by the Employer or which may be used in relation therewith, (ii) results from tasks assigned to Executive by the Employer or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Employer, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Employer and its assigns, and Executive shall promptly disclose to the Employer (or any persons designated by it) each such Development, and Executive hereby assigns any rights Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Employer.

Upon disclosure of each Development to the Employer, Executive will, during Executive’s employment and at any time thereafter, at the request and cost of the Employer, sign, execute, make and do all such deeds, documents, acts and things as the Employer and its duly authorized agents may reasonably require:

(a) to apply for, obtain and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

In the event the Employer is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letter patents, copyright and other analogous protection thereon with the same legal force and effect as if executed by Executive.

6. Non-Competition. While Executive is employed at the Employer and for a period of nine months after termination of Executive’s employment (for any reason whatsoever, whether voluntary or involuntarily), Executive will not, without the prior written approval of the Board, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly engage in any business or other activity in the United States or Canada which competes directly with the Employer in the sale of the pharmaceutical or other products being manufactured, marketed, distributed or developed by the Employer while Executive is employed by Employer and at the time of termination of such employment. The foregoing prohibition shall not prevent Executive’s employment or engagement after termination of Executive’s employment by any company or business organization, as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to the products being directly developed, manufactured, or marketed by the Employer at the time of termination of Executive’s employment. Executive shall be permitted to own securities of a public company not in excess of five percent of any class of such securities and to own stock, partnership interests or other securities of any entity not in excess of five percent of any class of such securities and such ownership shall not be considered to be in competition with the Employer.

7. Non-Solicitation.

While Executive is employed at the Employer and for a period of one (1) year after termination of such employment (for any reason, whether voluntary or involuntarily), Executive agrees that Executive will not:

directly or indirectly solicit, entice or induce any customer of the Employer to become a customer of any other person, firm or corporation with respect to products of such person, firm or corporation that are directly competitive with products then sold or under development by the Employer, or to cease doing business with the Employer, and Executive shall not approach any such person, firm or corporation for such competitive purpose or authorize or knowingly approve the taking of such actions by any other person; or

(a) directly or indirectly solicit or recruit any employee of the Employer to work for a third party other than the Employer (excluding newspaper or similar print or electronic solicitations of general circulation).

This Section 7 does not apply to any general solicitation not focused to any group of customers itemized on a customer list of the Employer.

8. General Provisions.

Executive acknowledges and agrees that the type and periods of restrictions imposed in Sections 4, 5, 6 and 7 of this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Employer, rather than to prevent Executive from earning a livelihood. Executive recognizes that the Employer competes worldwide, and that Executive’s access to Confidential Information makes it necessary for the Employer to restrict Executive’s post-employment activities in any market in which the Employer competes, and in which Executive’s access to Confidential Information and other proprietary information could be used to the detriment of the Employer. In the event that any restriction set forth in this Agreement is determined to be overbroad with respect to scope, time or geographical coverage, Executive agrees that such a restriction or restrictions should be modified and narrowed, either by a court or by the Employer, so as to preserve and protect the legitimate interests of the Employer as described in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein.

Executive acknowledges and agrees that if Executive should breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Employer, and that damages arising out of such a breach may be difficult to ascertain. Executive therefore agrees that, in addition to all other remedies provided at law or at equity, the Employer shall be entitled to have the covenants, restrictions and agreements contained in Sections 4, 5, 6, and 7 specifically enforced (including, without limitation, by temporary, preliminary, and permanent injunctions and restraining orders) by any state or federal court in the Commonwealth of Pennsylvania having equity jurisdiction and Executive agrees to subject Executive to the jurisdiction of such court.

Executive agrees that if the Employer fails to take action to remedy any breach by Executive of this Agreement or any portion of the Agreement, such inaction by the Employer shall not operate or be construed as a waiver of any subsequent breach by Executive of the same or any other provision, agreement or covenant.

Executive acknowledges and agrees that the payments and benefits to be provided to Executive under this Agreement are provided as consideration for the covenants in Sections 4, 5, 6, and 7 hereof.

9. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

10. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

11. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Auxilium Pharmaceuticals, Inc.

Norriton Office Center

160 West Germantown Pike

Suite D-5

Norristown, PA 19401

If to Executive, to:

Neil Lansing

4051 Gulf Shore Blvd., Apt. 902

Naples, Florida 34103

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

12. Contents of Agreement; Amendment and Assignment.

This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings concerning Executive’s employment by the Company, including the Original Agreement and the 2004 Agreement, and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of

Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

13. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

14. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as otherwise provided by Section 2.3, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

16. Miscellaneous. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

17. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Gerri A. Henwood
Name:	Gerri A. Henwood
Title:	Chief Executive Officer

EXECUTIVE

/s/ Cornelius H. Lansing II
Cornelius H. Lansing II

9